Exhibit 99.1

SCHOLASTIC TO SELL EDUCATIONAL TECHNOLOGY BUSINESS TO

HOUGHTON MIFFLIN HARCOURT FOR $575 MILLION

TO FOCUS ON GLOBAL CORE CHILDREN’S BOOKS AND

SUPPLEMENTAL EDUCATION BUSINESSES

New York – April 24, 2015 – Scholastic Corporation (NASDAQ: SCHL) today announced that it has entered into a definitive agreement to sell its Educational Technology and Services (“EdTech”) business to Houghton Mifflin Harcourt Company (“HMH”) (NASDAQ: HMHC) for $575 million in cash. EdTech had $249 million in revenues and $40 million in operating income in the 2014 fiscal year ended May 31, 2014. Revenues were $175 million and operating income was $17 million for the first nine months of the current fiscal year ending May 31, 2015. Scholastic expects net proceeds from the sale, after taxes, transaction fees, and other expenses, of approximately $360 – $370 million.

The transaction will enable Scholastic to focus on its core businesses by deepening relationships with its primary customers – teachers, parents, children, and schools. The Company plans to re-invest the proceeds from the sale in its Children’s Book Publishing and Distribution, Classroom and Supplemental Materials Publishing, and International business segments, while continuing to return capital to shareholders over time.

The opportunities for growth in Scholastic’s core businesses include:

•	In Children’s Book Publishing and Distribution, which comprises book clubs, book fairs, trade publishing and media, the current focus on independent reading in schools, along with new marketing strategies in clubs, has reinvigorated the Company’s school distribution channels. School book clubs have delivered 33% revenue growth over the past four quarters and book fair revenue reached $490 million in the same period. Trade publishing continues to grow through sales to bookstores, etailers and the mass market, while also supporting the school channels.

•	The Classroom and Supplemental Materials Publishing business, which includes classroom book collections, Guided Reading, classroom magazines and other print and digital instructional programs, has been a profitable area for Scholastic for decades and is now one of its significant growth areas. Segment revenue has grown steadily over the last four quarters, reaching $246 million in total for that period.

•	International sales, which include subsidiaries in Canada, UK, Australia, New Zealand, and operations throughout Asia as well as exports to more than 150 countries, have been strong at $414 million over the past four quarters, with local currency sales growth in most areas.

Richard Robinson, Chairman, President and Chief Executive Officer, said, “Scholastic has built a global business around the guiding principle of promoting school-based reading and learning. This is an exciting time for our businesses with a renewed focus on books and reading in schools and at home. We now have a historic opportunity to further grow our Children’s Book Publishing and Distribution, Classroom and Supplemental Materials Publishing, and International businesses.”

Mr. Robinson continued, “The EdTech business has a substantially different model for product development, marketing and sales from Scholastic’s core school-based and consumer print and digital publishing businesses. EdTech also requires longer lead times for selling and larger investments in product development. Accordingly, we believe it is in the best interest of the Company and its shareholders to accept this offer for the EdTech business. Scholastic plans to maintain its balanced

SCHOLASTIC TO SELL EDUCATIONAL TECHNOLOGY BUSINESS

approach to capital allocation, redeploying the proceeds from this transaction into strategic investments to accelerate profitable sales growth in our core children’s books and educational publishing businesses in the US and around the world, while continuing to return capital to shareholders over time.”

The management team of the Educational Technology and Services business, including its President Margery Mayer, is expected to remain with the business as part of HMH. The business’ approximate 800 employees are also expected to join HMH upon transaction close.

Mr. Robinson concluded, “We are proud of the trail-blazing EdTech business we have built over the past two decades, with its focus on proven programs and services which boost student achievement in reading and math. We are confident that our solutions-based programs and our team will continue to thrive as part of HMH.”

The transaction is expected to close in the second calendar quarter of 2015, subject to regulatory approvals and customary closing conditions.

Greenhill & Co. acted as financial advisor to Scholastic on the transaction.

Real Estate Update

The Company has not entered into any agreements in respect to its SoHo headquarters building and has postponed any discussion on the potential monetization of its real estate. As mentioned above, the Company will also be evaluating the appropriate uses for the proceeds to be received from the sale of the EdTech business.

Conference Call

The Company will hold a conference call to discuss the transaction at 8:00 am ET today, April 24, 2015. Scholastic’s Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O’Connell, will conduct the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available until Friday, May 8, 2015 by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 31452696.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and related services and children’s media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

SCHOLASTIC TO SELL EDUCATIONAL TECHNOLOGY BUSINESS

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Contact: Scholastic Corporation

Investors:	Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com
Media:	Kyle Good, (212) 343-4563, kgood@scholastic.com